Exhibit 10.55

LEASE AMENDMENT

This Amendment shall extend the Lease between Chuck Yeager Real Estate, Agent for Owner - Shag Development Corp., (LESSOR) and Computer Software Innovations, Inc (LESSEE) dated November 30, 2005 for 900 Block Plaza, 900 E Main St., Easley, SC 29640 Suite T.

The current Lease shall remain in effect for an additional Five (5) years with the following modifications:

1.	This Lease extension shall commence on April 1, 2011 and expire on March 31, 2016.

2.	Rent shall be increased to $15,411.00 each month.

3.	The typographical error in Section Eight of the original Lease should have read “Lessee shall maintain and repair all windows, doors, lights, HVAC and HVAC filters at Lessee’s own expense”.

4.	All other terms and conditions of the Lease shall remain unchanged.

IN WITNESS WHEREOF, the parties above do hereby execute this Amendment to the previous Lease.